Exhibit 99.1

Top Automotive Marketing Veteran and Current Omnicom Group

EVP, Jan Thompson, Joins Autobytel Inc. Board of Directors

Irvine, Calif. – March 18, 2008 – Autobytel Inc. (Nasdaq: ABTL) today announced the appointment of Jan Thompson, executive vice-president, Omnicom Group, to its board of directors. Thompson’s term on the board begins immediately.

“Jan brings an extremely high-level of automotive advertising and marketing perspective to our board,” said Autobytel president and CEO Jim Riesenbach. “Her insights into, and extensive experience with, both auto dealers and manufacturers should prove invaluable as we continue to expand our advertising offerings and drive increased value to our clients and consumers.”

Thompson was appointed executive vice-president, Omnicom Group (NYSE: OMC) Diversified Agency Services (DAS) division, November 1, 2007. She is currently assigned to the Chrysler account assisting all Omnicom agencies.

She was formerly with Omnicom from 1999 to 2004 in her role as president and CEO of The Designory, an Omnicom-owned marketing services company primarily focused on the automotive industry. She was vice-president, Marketing for Nissan North America, Nissan and Infiniti Divisions, from 2004 to 2007.

During her diverse career, Thompson has also served as vice president of Marketing for Mazda, where she launched the first Miata, in 1990, and has had the distinction of being the first National Marketing Manager for the launch of Toyota’s Lexus Division from 1987 – 1989. She started her career in Detroit with Chrysler and moved to Toyota Motor Sales, USA in 1984.

Thompson was cited by Brandweek as one of the top-10 marketers of 2005, and Advertising Age included her among its listing of top-50 marketers in 2006. In 2005 Automotive News named her one the top-100 women in the auto industry.

About Autobytel Inc.

Since launching the first car-buying website in 1995, Autobytel Inc.’s mission has been to empower automotive consumers with the tools and information they need to make smart, well-informed vehicle purchasing and ownership decisions. The company has helped millions of car shoppers and generated billions of dollars in car sales for dealers. Today, the company’s innovative, consumer-driven flagship site, MyRide.com, expands the company’s mission across the automotive purchase and ownership life cycle. As the first vertical search experience for the automotive marketplace, MyRide.com is designed to help Internet-savvy consumers FIND, SEE, BUY and LEARN anything automotive and BELONG to a diverse community of people who have similar automotive interests.

By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel provides new value and touch-points for automotive marketers. Through MyRide.com and Autobytel’s marketing network, the company connects dealerships with a steady, diverse stream of motivated, serious shoppers, while providing both dealers and manufacturers with precision-targeted brand and product marketing opportunities. The company’s advanced web-based advertising and marketing programs also help dealers and manufacturers build relationships with customers, as well as help them to efficiently manage and convert online business.

Contact:

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Joe Foster, Ruder Finn, 310.882.4014 (fosterj@ruderfinn.com)

Autobytel Inc. Investor Relations

Crystal Hartwell, 949.437.4755 (crystalh@autobytel.com)

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)